BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer
Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS REAL ESTATE INVESTMENT

AND RECEIPT OF CONSULTING FEE

HONOLULU, HAWAII, December 4, 2006 -- Barnwell Industries, Inc., (ASE-BRN) announced today that Kaupulehu Investors, LLC, a limited liability company wholly-owned by Barnwell, has invested $3,000,000 in two unrelated limited liability companies to acquire a passive minority interest in Hualalai Resort, located at Kaupulehu, North Kona, Hawaii, which includes the Four Seasons Resort Hualalai at Historic Kaupulehu, two golf courses and undeveloped residential property.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “As we enter our 51st year in business, we are pleased to have acquired an interest in Hualalai Resort, which our majority-owned Kaupulehu Developments partnership began development of in 1984. Hualalai Resort has been one of the most successful resort projects in the U.S. for ten years and was sold by affiliates of Kajima Corporation in June, 2006 to new owners, whom we are pleased to join.

“In addition, Barnwell recently received net proceeds of $1,500,000 for real estate consulting services rendered in a separate transaction. This payment will be recognized in Barnwell’s fourth quarter ended September 30, 2006.”

The information contained in this press release contains “forward-looking statements,” which are statements related to future, not past events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “seeks,” “will,” and similar expressions. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risks and uncertainties that may affect our operations, markets, products, services, and prices, as described in our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. Accordingly, there is no assurance that our expectations will be realized. We assume no obligation to update any forward-looking statements contained in this press release as the result of new information or future events or developments except as required by applicable law.